SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X] Preliminary Proxy statement        [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
[ ] Definitive Proxy statement              Rule 14a-6(e)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             PINNACLE HOLDINGS INC.
      --------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration No.:
    (3) Filing Party:
    (4) Date Filed:

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                             PINNACLE HOLDINGS INC.
                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD ON MAY 2, 2000

Dear Pinnacle Stockholders:

     The 2000 meeting of Stockholders of Pinnacle Holdings Inc., a Delaware corporation ("Pinnacle" or the "Company"), will be held on Tuesday, May 2, 2000 at 10:00 a.m., local time, at the Hyatt Sarasota located at 1000 Boulevard of the Arts, Sarasota, Florida 34236.

     Only stockholders who owned shares of our common stock at the close of business on March 21, 2000, can vote at this meeting or any adjournment that may take place. At the meeting we will:

     o elect seven directors to serve for the ensuing year or until their successors are duly elected and qualified;

     o approve an amendment to Pinnacle's Certificate of Incorporation to increase the number of authorized shares of Pinnacle common stock from 100,000,000 shares to 150,000,000 shares;

     o approve an amendment to the Pinnacle Holdings Inc. Stock Incentive Plan to increase the shares reserved for issuance under the plan from 3,000,000 shares to 5,000,000 shares; and

     o    attend to any other business properly presented at the meeting.

     Your Board of Directors recommends that you vote in favor of the proposals set forth in this proxy statement.

     A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive office located at 1549 Ringling Boulevard, Third Floor, Sarasota, Florida 34236, for the 10 days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the meeting during the meeting.

     All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please fill in, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

     This proxy statement, accompanying proxy card and 1999 annual report are being mailed to stockholders beginning on or about March 28, 2000, in connection with the solicitation of proxies by the Board of Directors of Pinnacle.

                                       FOR THE BOARD OF DIRECTORS OF
                                       PINNACLE HOLDINGS INC.



                                       Steven Day
                                       Secretary

March 28, 2000
Sarasota, Florida


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

QUESTIONS AND ANSWERS.......................................................  1

PROPOSALS YOU MAY VOTE ON...................................................  3

         Proposal No. 1. Election of Directors..............................  3

         Proposal No. 2. Approval of Amendment to Certificate of
         Incorporation to Increase the Number of Authorized Shares
         of Common Stock....................................................  3

         Proposal No. 3. Approval of Amendments to the Pinnacle
         Holdings Inc. Stock Incentive Plan.................................  4

STOCK OWNERSHIP.............................................................  9

STOCK PERFORMANCE GRAPH..................................................... 10

         Section 16(a) Beneficial Ownership Reporting Compliance............ 11

DIRECTORS AND EXECUTIVE OFFICERS............................................ 11

BOARD MEETINGS AND COMMITTEES............................................... 14

COMPENSATION OF DIRECTORS................................................... 14

EXECUTIVE OFFICER COMPENSATION.............................................. 15

         Summary Compensation Table......................................... 15

         Employment Agreements.............................................. 15

         Option Grants During 1999.......................................... 16

         Option Exercises During 1999 and Year End Option Values............ 16

         Compensation Committee Interlocks and Insider Participation........ 16

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.............. 17

CERTAIN RELATIONSHIPS AND TRANSACTIONS...................................... 19

OTHER MATTERS............................................................... 22

                                       i

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IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE
REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                             PINNACLE HOLDINGS INC.

                                 PROXY STATEMENT
                 ----------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 2, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Pinnacle Holdings Inc. ("Pinnacle" or the "Company") of proxies to be voted at the meeting of Stockholders to be held on Tuesday, May 2, 2000, at 10:00 a.m., and at any adjournment that may take place.

     The following is important information in a question-and-answer format regarding the meeting and this proxy statement.

                              QUESTIONS AND ANSWERS

Q:    Why did you send me this proxy statement?

A: We sent you this proxy statement and the enclosed proxy card because Pinnacle's Board of Directors is soliciting your proxy to vote your shares at Pinnacle's 2000 meeting of Stockholders. This proxy statement summarizes information that we are required to provide to you by the Securities and Exchange Commission ("SEC") and which is designed to assist you in voting.

Q:    What may I vote on?

A:

      o the election of seven directors to serve for the ensuing year or until their successors are duly elected and qualified;

      o a proposal to approve an amendment to Pinnacle's Certificate of Incorporation to increase the number of authorized shares of Pinnacle common stock from 100,000,000 shares to 150,000,000 shares;

      o a proxy to approve an amendment to the Pinnacle Holdings Inc. Stock Incentive Plan (the "Plan") to increase the shares reserved for issuance under the plan from 3,000,000 shares to 5,000,000 shares; and

      o   to any other business properly presented at the meeting.

Q:    How does the Board recommend I vote on the proposals?

A:    The Board recommends a vote FOR each of the proposals.

Q:    Who is entitled to vote?

A: Only those who owned shares of Pinnacle's common stock at the close of business on March 21, 2000 (the "Record Date") are entitled to vote at the meeting.

Q:    How do I vote?

A: You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:


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      o   notifying Pinnacle's Corporate Secretary in writing;

      o   voting in person; or

      o   returning a later-dated proxy card.

Q:    How many shares can vote?

A: As of the Record Date, 48,294,471 shares of Pinnacle's common stock were issued and outstanding. Every Pinnacle stockholder is entitled to one vote for each share of common stock held on the Record Date.

Q:    How can I change my vote or revoke my proxy?

A: You have the right to revoke your proxy and change your vote at any time before the meeting by notifying Pinnacle's Secretary in writing, or returning a later-dated proxy card. You may also revoke your proxy and change your vote by voting in person at the meeting.

Q:    What does it mean if I get more than one proxy card?

A: It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

Q:    Who will count the vote?

A: Representatives of First Union, Pinnacle's transfer agent, will count the votes and act as the inspector of election. Pinnacle believes that the procedures to be used by the inspector of election to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Q:    What is a "quorum"?

A: A "quorum" is a majority of the outstanding shares of Pinnacle's common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be counted as present with respect to that matter for purposes of establishing a quorum.

Q:    Who can attend the Annual Meeting?

A: All stockholders as of the Record Date can attend. If your shares are held in the name of a broker or other nominee, please bring proof of share ownership with you to the meeting. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership.

Q:    How will voting on any other business be conducted?

A: Although we do not know of any business to be considered at the meeting other than the proposals described in this proxy statement, if any other business is properly presented at the meeting, your signed proxy card gives authority to Steven Day and Robert Wolsey, or either of them, to vote on such matters at their discretion.

Q: When are stockholder proposals for the next Annual Meeting of Stockholders due?

A: All stockholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing, no later than November 24, 2000, to Pinnacle's Corporate Secretary, c/o Pinnacle Holdings Inc., 1549 Ringling Boulevard, Third Floor, Sarasota, Florida 34236. You should also be aware of certain other requirements you must meet to have your proposal included in Pinnacle's proxy statement for the 2001 Annual Meeting of Stockholders that are explained in Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act").

Q:    Who will pay for this proxy solicitation?

A: Pinnacle will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation materials, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

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

                            PROPOSALS YOU MAY VOTE ON

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      PROPOSAL

      Pinnacle has nominated seven candidates for election to the Board. Detailed information on each of Pinnacle's nominees is provided beginning on page 11. All directors are elected annually and serve a one-year term until the next annual meeting. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. We expect that each nominee, listed beginning on page 11, will be able and will not decline to serve as a director.

      VOTE REQUIRED; RECOMMENDATION OF THE BOARD

      With respect to the election of directors, the seven nominees receiving the highest number of FOR votes shall be elected to Pinnacle's Board. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on this proposal.

           YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      PROPOSAL

      Our Amended and Restated Certificate of Incorporation, as currently in effect (the "Certificate"), provides that Pinnacle is authorized to issue two classes of stock consisting of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. On February 17, 2000, the Board authorized an amendment to the Certificate to increase the authorized number of shares of common stock to 150,000,000 (the "Amendment"). You are being asked to approve the Amendment at the meeting.

     As of the Record Date 48,294,471 shares of Pinnacle's common stock were issued and outstanding. In addition, as of February 17, 2000, a total of 3,000,000 shares of common stock were reserved for future grant or for issuance upon the exercise of outstanding options under Pinnacle's Stock Incentive Plan.

     PURPOSE AND EFFECT OF THE AMENDMENT

     The principal purpose of the proposed increase in the authorized number of shares of common stock is to provide sufficient shares for such corporate purposes as may be determined by the Board to be necessary or desirable. Such purposes may include, without limitation, facilitating broader ownership of our common stock by effecting a stock dividend or stock split, raising additional capital through the sale of securities, acquiring another company or its business or assets, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors or pursuing other matters. The Board as of the date of this proxy statement has no agreement, arrangement or intention to issue any of the shares for which approval is sought.

     The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, under Delaware law, the Board generally may issue authorized but unissued shares of common stock without stockholder approval. The Board does not currently intend to seek stockholder approval prior to any future issuance of additional shares of common stock unless stockholder action is required in a specific case by applicable law, the rules of any exchange or market on which our securities may then be listed, or the certificate of incorporation or bylaws of Pinnacle then in effect. Frequently, opportunities arise that require prompt action, and we believe that the delay necessitated for stockholder approval of a specific issuance could be detrimental to Pinnacle and its stockholders.

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

     The additional shares of common stock authorized pursuant to the Amendment would have all the rights and privileges which the presently outstanding shares of common stock possess. The increase in authorized shares would not immediately affect the terms or rights of holders of existing shares of common stock. All outstanding shares would continue to have one vote per share on all matters to be voted on by the stockholders, including the election of directors. However, to the extent that the additional authorized shares are issued in the future, except in the case of a stock split or stock dividend, such issuances will decrease existing stockholders' percentage equity ownership and could have the effect of diluting the earnings per share and book value per share of outstanding stock ownership. The holders of common stock have no preemptive rights.

     POTENTIAL ANTI-TAKEOVER EFFECT

     The authorized but unissued shares of common stock could be used to make a change in control of Pinnacle more difficult. For example, such shares could be sold to purchasers who might side with the Board in opposing a takeover bid that the Board determines not to be in the best interests of Pinnacle and its stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Pinnacle's common stock, to acquire control of Pinnacle, because the issuance of new shares could be used to dilute the stock ownership of such person or entity. Pinnacle is not aware, however, of any pending or threatened efforts to obtain control of Pinnacle.

     REQUIRED VOTE; RECOMMENDATION OF THE BOARD

     This proposal will be approved if a majority of the shares of Pinnacle's outstanding common stock vote "FOR" the proposal. Abstention and broker "non-votes" will have the effect of a vote "AGAINST" the proposal.

          YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 3 - APPROVAL OF AMENDMENTS TO THE PINNACLE HOLDINGS INC. STOCK INCENTIVE PLAN

      PROPOSAL

     The Board is asking Pinnacle stockholders to amend the Pinnacle Holdings Inc. Stock Incentive Plan (the "Plan") to increase the number of shares of common stock reserved for issuance under the Plan from 3,000,000 to 5,000,000 (the "Reserve Share Amendment"). On February 17, 2000, the Board adopted this proposal, subject to stockholder approval. As of the date of the approval by the Board of the Reserve Share Amendment, options to purchase a total of 2,954,693 shares were outstanding under the Plan, and options to purchase 45,307 shares remained available for future grants.

     The Reserved Share Amendment is proposed in order to give the Board flexibility to grant stock options and restricted stock under the Plan. We believe that grants of stock options and restricted stock motivate high levels of performance and provide an effective means of recognizing employee contributions to our success. Moreover, such grants align the interests of our employees with the interests of our stockholders. When we perform well, our employees are rewarded along with our stockholders. We believe that option and restricted stock grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, which will be important to Pinnacle's future success by allowing us to remain competitive in attracting and retaining such key personnel.

     REQUIRED VOTE; RECOMMENDATION OF THE BOARD

     Approval of this proposal requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal; abstentions will have the same effect as a vote against the proposal; the broker non-votes will have no effect on the outcome of this proposal.

          YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SUMMARY DESCRIPTION OF THE PLAN

     GENERAL. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is it a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan became effective July 1, 1998. In addition to the Plan, we entered into written agreements with each of the participants describing the terms of the grants.

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

     PURPOSE. The purpose of the Plan is to further the interests of Pinnacle, its subsidiaries and its stockholders by providing incentives in the form of grants of stock options and restricted stock to key employees, non-employee directors and other persons who contribute materially to the success and profitability of Pinnacle. The grants recognize and reward outstanding individual performances and contributions and give such persons a proprietary interest in Pinnacle, thus enhancing their personal interest in Pinnacle's continued success and progress. Pinnacle expects that the Plan will also assist it and its subsidiaries in attracting and retaining key persons.

     ADMINISTRATION OF THE PLAN. The Plan may be administered by one or more committees appointed by the Board, one of which must consist of two or more directors of Pinnacle who are "outside directors" as such term is defined in
Section 162(m) of the Code, and "nonemployee directors" as such term is defined in Rule 16b-3 under the Exchange Act. The Compensation Committee (the "Committee") currently administers the Plan and has the exclusive power under the Plan to determine which participants will be granted awards, to establish the terms of the awards granted to each participant, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether an eligible individual warrants an award under the Plan, and to determine the size and type of the award. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option or restricted stock agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. The Committee shall also have the power to determine the duration and purposes of leaves of absence which may be granted to a participant without constituting a termination of the participant's employment for purposes of the Plan. Any of the Committee's determinations will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith. The Committee members are appointed for indefinite terms by the Board. The Board may remove a Committee member or appoint additional members at any time or for any reason.

     SECURITIES SUBJECT TO THE PLAN. The aggregate number of shares available for issuance under the Plan is 3,000,000 shares of common stock, subject to adjustment to give effect to future changes in the number of outstanding shares of common stock of Pinnacle by virtue of a merger, consolidation, recapitalization, reclassification, combination or exchange of shares, stock dividend, stock split, or other similar change.

     ELIGIBILITY. Each person who performs or has in the past performed services for Pinnacle or a subsidiary of Pinnacle, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to Pinnacle in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for Pinnacle is eligible to participate in the Plan.

     AWARDS. Awards under the Plan may be in the form of grants of stock options or restricted stock as determined by the Committee in its sole and absolute discretion.

     STOCK OPTIONS. Participants in the Plan are eligible to receive grants of stock options, as determined by the Committee in its sole and absolute discretion. Awards of stock options pursuant to the Plan may be in the form of incentive stock options or nonqualified stock options. An incentive stock option is an award that qualifies as an "incentive stock option" under Section 422 of the Code. Only participants who are employees of Pinnacle are eligible to receive grants of incentive stock options. Stock options may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Committee deems appropriate at the time of grant. Summarized below are certain provisions of the Plan relating to the grant of stock options.

     o EXERCISE PRICE. Except with respect to option grants to Ten Percent Stockholders (as defined below), the exercise price of each share of Pinnacle's common stock subject to an incentive stock option shall equal the exercise price designated by the Committee on the date the option is granted, but shall not be less than the fair market value of the common stock on the date the option is granted. In general, "fair market value" with respect to a particular date is defined as the sale price of the common stock on the trading day next preceding such date as reported on the registered national exchange providing the primary market in the common stock, or if the common stock was not traded on such market, the average of the closing bid prices as reported by The Nasdaq Stock Market on that date. If the common stock is not publicly traded on the date as of which fair market value is being determined, the Board of Pinnacle shall determine the fair market value of the common stock as of that date, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the common stock, and Pinnacle's current and projected earnings. An incentive stock option granted to an individual who, on the date of grant,

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

owns stock processing more than 10% of the total combined voting power of all classes of stock of Pinnacle or any parent or subsidiary of Pinnacle (a "Ten Percent Stockholder"), shall be granted at an exercise price of 110% of the fair market value of Pinnacle's common stock on the date of grant. The exercise price with respect to shares of the common stock subject to a nonstatutory stock option will be determined by the Committee on the date the option is granted.

     o TIME OF EXERCISE. An option shall be exercisable only to the extent it is vested. At the date of grant, the Committee shall specify the vesting schedule applicable to an option and any additional conditions required for the exercise of the option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any option at any time.

     o EXPIRATION OF OPTIONS. In general, each stock option shall expire on the earliest of (1) 10 years from the date of its grant, or such earlier date as may be set by the Committee in establishing the terms of the option, (2) in the case of a Ten Percent Stockholder, five years from the date of grant, or such earlier date as may be set by the Committee in establishing the terms of the option, (3) one year after the date of the option holder's death, (4) in the case of total and permanent disability of an option holder resulting in termination of employment with Pinnacle, one year after the option holder's last day of employment, (5) in the event of normal retirement from Pinnacle, 90 days after the last day of the option holder's employment, or (6) in the event of termination of employment for any reason other than death, disability or normal retirement, 30 days after the last day that the option holder is employed by Pinnacle.

     o TRANSFERABILITY. A stock option granted under the Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the option holder, all rights of the stock option are exercisable only by the option holder.

     RESTRICTED STOCK. Participants in the Plan are eligible to receive grants of restricted stock, as determined by the Committee in its sole and absolute discretion. Restricted stock may be granted alone or in addition to other awards under the Plan. Restricted stock may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Committee deems appropriate at the time of grant. Summarized below are certain provisions of the Plan relating to the grant of restricted stock.

     o TRANSFERABILITY. Restricted stock shares granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the Committee at the date of grant, or upon earlier satisfaction of any other conditions established by the Committee at the date of grant.

     o OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any restricted stock shares as it may deem advisable including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, subsidiary, and/or individual performance goals, and/or any other criteria that the Committee may select, and/or restrictions under applicable federal or state securities laws, and may legend the certificate representing restricted stock to give appropriate notice of such restrictions. The Committee may also require that restricted stock recipients make cash payments at the time of grant or upon lapsing of restrictions in an amount not less than the par value of the restricted stock shares.

     o RIGHTS OF HOLDERS OF RESTRICTED STOCK. Except for restrictions on transfer and other restrictions imposed by the Committee, the participant shall be the owner of the restricted stock and shall have all the rights of a stockholder, including the right to receive dividends or other distributions paid with respect to such restricted stock and the right to vote such restricted stock. If any dividends or distributions are paid in shares of stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the restricted stock shares with respect to which they were paid.

     o REMOVAL OF RESTRICTIONS. In general, restricted stock shares granted to a participant shall be released from the restrictions imposed by the Committee on the earliest of (1) the end of the period of restriction established by the Committee at the date of grant, (2) the date of the participant's death, (3) in the case of total and permanent disability of a participant resulting in termination of employment with Pinnacle, the participant's last day of employment, or (4) in the event of normal retirement from Pinnacle, the last day of the participant's employment.

     o FORFEITURES. If a participant ceases employment all nonvested restricted stock shares held by the participant shall be forfeited immediately and returned to Pinnacle. The Committee, in its sole and absolute discretion,

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

shall have the right to provide for expiration of the restrictions on restricted stock shares following termination of employment, upon such terms and provisions as it deems proper.

     DURATION OF PLAN. Awards may be granted under the Plan only during the 10 years immediately following the effective date of the Plan. Accordingly, options and restricted stock may not be granted under the Plan after July 1, 2008.

     AMENDMENT AND TERMINATION. The Board may alter, amend, or terminate the Plan from time to time without approval of the stockholders. The Board may, however, condition any amendment on the approval of the stockholders of Pinnacle if such approval is necessary with respect to tax, securities or other applicable laws to which Pinnacle, the Plan, the participants or eligible persons are subject. Any amendment, whether with or without stockholder approval, that alters the terms or provisions of an award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the participant to whom the award was granted or the holder currently entitled to exercise it.

     DESIGNATION OF BENEFICIARY. Each participant may designate a beneficiary to receive, in the event of the participant's death, any rights to which the participant may be entitled under the Plan. Designation of a beneficiary by a participant shall be made in writing and shall be filed with Pinnacle. If no such beneficiary is designated or if the beneficiary so designated does not survive the participant, the estate of such participant shall be deemed to be his beneficiary. A participant may, by written notice to Pinnacle, change his beneficiary designation.

     ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of Pinnacle's common stock occurs, the Committee will equitably adjust the number and class of shares for which awards are authorized to be granted under the Plan, the number and class of shares then subject to awards previously granted to participants under the Plan, and the price per share payable upon exercise of each award outstanding under the Plan.

FEDERAL TAX INFORMATION

     Pursuant to the Plan, Pinnacle may grant either "incentive stock options," as defined in Section 422 of the Code, nonstatutory options or restricted stock.

     INCENTIVE STOCK OPTIONS. A participant who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the participant to the alternative minimum tax. Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the participant will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Pinnacle will be entitled to a deduction in the same amount as the ordinary income recognized by the participant. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     NONSTATUTORY STOCK OPTIONS. All options that do not qualify as incentive stock options are referred to as nonstatutory options. A participant will not recognize any taxable income at the time he receives a nonstatutory option grant. However, upon exercise of the nonstatutory option, the participant will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by a participant who is also an employee of Pinnacle will be subject to tax withholding by Pinnacle. Upon the sale of such shares by the participant, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Pinnacle will be entitled to a tax deduction in the same amount as the ordinary income recognized by the participant with respect to shares acquired upon exercise of a nonstatutory option.

     RESTRICTED STOCK. A participant who receives a grant of restricted stock in accordance with the terms of the Plan will recognize as ordinary income the excess of the fair market value of the shares over the amount paid for such shares at the time the shares become transferable or are no longer subject to forfeiture. However, the participant may make an election under Section 83(b) of the Code to be taxed in the year the restricted stock is granted. Pinnacle is entitled to a deduction in an amount equal to the amount included in the participant's income (1) when the shares become nonforfeitable, (2) when the participant makes an election under Section 83(b) of the Code, or (3) when Pinnacle cancels the restriction on the shares. Pinnacle will generally not be allowed any deductions unless it makes proper withholdings with respect to the income recognized by the participant.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and Pinnacle with respect to the grant and exercise of options and restricted stock under the Plan, does not purport to be complete, and does not discuss the tax consequences of the participant's death or the income tax laws of any municipality, state or foreign country in which a participant may reside. It is emphasized that, while Pinnacle believes that the foregoing statements are correct based on existing provisions of the Code and the interpretations thereof, no assurance can be given that legislative, administrative, or judicial changes or interpretations will not occur that would modify such statements. Also, individual financial situations may vary and state and local taxation may be significant. Any participant in the Plan should, therefore, consult his own tax advisor concerning the tax consequences of the Plan and participation therein.

                                 STOCK OWNERSHIP

     The following table shows the amount of Pinnacle common stock beneficially owned (unless otherwise indicated) as of the Record Date by (1) any person who is known by Pinnacle to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) Pinnacle's directors, (3) the executive officers named in the Summary Compensation Table below, and (4) all directors and executive officers of Pinnacle as a group.


                                                             SHARES BENEFICIALLY OWNED
                                                             -------------------------
NAME OF BENEFICIAL OWNER                                        NUMBER     PERCENTAGE
------------------------                                     -----------   -----------
ABRY II(a) ................................................    3,930,330          8.1%
Robert Wolsey (b) .........................................      339,591             *
James M. Dell'Apa(c) ......................................      236,111             *
Steven Day (d) ............................................      202,527             *
David Zahn (e) ............................................       46,211             *
Ben Gaboury (f) ...........................................       46,211             *
Andrew Banks ..............................................          550             *
G. Peter O'Brien (g) ......................................       10,000             *
Royce Yudkoff (h) .........................................    3,931,430             *
J. Clarke Smith (i) .......................................       12,000             *
Marsh & McLennan Companies, Inc. (j) ......................    3,267,309          6.8%
All directors and executive officers as a group (13)(k)....    4,842,043         10.0%
----------

* Less than 1% of the outstanding common stock.

(a) ABRY Holdings Co., the sole member of the general partner of ABRY Capital, which is the general partner of ABRY II, is wholly owned by Mr. Yudkoff.
(b) Includes 5,774 shares of common stock held by Pantera, Inc. and 288,682 shares of common stock held by Pantera Partnership Ltd. Includes 30,505 shares of common stock that are subject to stock options exercisable within 60 days.
(c) Includes 25,670 shares of common stock that are subject to stock options exercisable within 60 days.
(d) Includes 7,143 shares of common stock held by South Creek, Inc. and 185,384 shares of common stock held by South Creek Partnership Ltd. Includes 10,000 shares of common stock that are subject to stock options exercisable within 60 days.
(e) Includes 25,670 shares of common stock that are subject to stock options exercisable within 60 days.
(f) Includes 25,670 shares of common stock that are subject to stock options exercisable within 60 days.
(g) Represents shares subject to options held by Mr. O'Brien that are exercisable within 60 days.
(h)  Mr. Yudkoff is deemed the beneficial owner of the common stock held by ABRY
     II. See note (a) above. Also includes 550 shares of common stock held by Mr. Yudkoff and his spouse.
(i) Includes 10,000 shares of common stock that are subject to stock options exercisable within 60 days.
(j) The number of shares shown in the table is based on a Schedule 13G filed with the SEC on July 9, 1999.
(k) Includes 154,927 shares of common stock that are subject to stock options held by 9 executive officers and 4 non-employee directors that are exercisable within 60 days.

                             STOCK PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns for Pinnacle's common stock as compared with the cumulative total return for The Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of Pinnacle's peer corporations on a line-of-business basis. The corporations making up the peer group are American Tower Corp., Crown Castle International Corp., SBA Communications Corp. and Spectrasite Holdings Inc. The cumulative return of Pinnacle was computed by dividing the difference between the price of Pinnacle's common stock at the end and the beginning of the measurement period (February 19, 1999 to December 31, 1999) by the price of Pinnacle's common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on February 19, 1999, the date of Pinnacle's initial public offering.

                                     [GRAPH]

  DATE          PINNACLE HOLDINGS INC.      NASDAQ INDEX              PEER INDEX
  ----          ----------------------      ------------              ----------
02/19/1999             100.000                 100.000                  100.000
02/26/1999             100.889                 100.158                   97.140
03/31/1999             107.556                 107.520                   92.592
04/30/1999             145.778                 110.529                   85.497
05/28/1999             129.333                 108.024                   90.512
06/30/1999             174.222                 117.581                   95.726
07/30/1999             175.556                 115.751                   94.245
08/31/1999             179.111                 120.314                   84.196
09/30/1999             185.778                 120.302                   81.467
10/29/1999             170.667                 129.201                   80.290
11/30/1999             203.111                 143.168                  107.581
12/31/1999             301.333                 174.605                  129.611

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Pinnacle's officers and directors, and persons who own more than ten percent of a registered class of Pinnacle's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Pinnacle with copies of all such forms that they file.

     Based solely on its review of the copies of such forms received by Pinnacle from certain reporting persons, Pinnacle believes that, during 1999, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set for the below is certain information as of the Record Date, concerning Pinnacle's executive officers, continuing directors, and nominee for re-election as a director.


                                                                                                        YEAR FIRST
                                                                                                         BECAME A
NAME                                                  POSITION(S)                             AGE        DIRECTOR
----                                                  -----------                             ---        --------
Robert Wolsey                  Director, President and Chief Executive Officer                 49          1995
James Dell'Apa                 Manager of Acquisitions                                         41            --
Steven Day                     Director, Vice President, Secretary and Chief Financial
                               Officer                                                         47          1997
Ben Gaboury                    President of Pinnacle Towers Inc.                               49            --
David Zahn                     Vice President of Operations of Pinnacle Towers Inc.            34            --
Decker A. Todd                 Assistant Secretary and Controller                              38            --
Christine Shirley              Vice President and Treasurer                                    37            --
David Koehler                  Vice President of Finance                                       42            --
Martin Alvarez                 Chief Information Officer                                       46            --
Andrew Banks                   Director                                                        44          1995
G. Peter O'Brien (1)           Director                                                        54          1999
J. Clarke Smith                Director                                                        57          2000
Royce Yudkoff (1)              Director                                                        44          1995

---------------

(1) Messrs. Yudkoff, O'Brien and Smith serve on Pinnacle's Audit and Compensation Committees.

ROBERT WOLSEY. Mr. Wolsey is primarily responsible for the overall direction of our acquisitions and operations and has substantial experience in consolidating fragmented industries. From 1990 to 1994, Mr. Wolsey was Chief Executive Officer of Pittencrieff Communications, Inc., a regional consolidator of SMR operators. From 1983 to 1989, as President of Pittencrieff PLC and a predecessor company, Mr. Wolsey was involved with oil and gas assets. He has a Bachelor of Science (Honors) degree in Color Physics from the University of Manchester.

JAMES DELL'APA. Mr. Dell'Apa is principally responsible for managing the initiation and negotiation of acquisitions. Mr. Dell'Apa has brokered SMR, tower, paging, and two-way businesses since 1991. Before his acquisitions work, he was a technical consultant in Washington, D.C. responsible for planning large-scale military networks for government consulting firms, under the employment of Booz Allen & Hamilton and Advanced Technology (later Planning Research Corporation and Black and Decker). Mr. Dell'Apa also worked for Georgetown University's International Law Institute developing long-term, intensive training programs on Negotiation and Policy for Developing Telecommunications Infrastructures for senior level government ministers. He has a law degree from American University in Washington, D.C., a technical Masters degree in Telecommunications from the University of Colorado (Boulder), and a liberal arts/bachelors degree from the University of Northern Colorado.

STEVEN DAY. Mr. Day is primarily responsible for our financial, legal and administrative affairs and for the integration of acquired properties. Mr. Day was a partner in the accounting firm of Price Waterhouse LLP until joining us in February 1997. Since 1986, he has been involved with high-growth companies, principally in technology-based industries and, for the last several years, worked with large venture capital and leveraged buyout firms in his role in the Price Waterhouse Mergers and Acquisitions Group. Mr. Day earned a Masters of Business Administration at Loyola University of Chicago and a Bachelor of Arts degree at the University of West Florida.

BEN GABOURY. Mr. Gaboury is primarily responsible for our sales and marketing operations. Mr. Gaboury was employed for 17 years with Motorola in various sales and sales management positions. Before joining us in October 1996, Mr. Gaboury was responsible for planning the strategy that Motorola employed in connection with the build out of its SMR network in New York and the New England area. He then executed the plan to market SMR services as well as related rental towers. Mr. Gaboury holds a Masters Degree from Jersey City State College and a Bachelors Degree from Fairleigh Dickinson University.

DAVID ZAHN. Mr. Zahn is primarily responsible for the ongoing maintenance of our existing communications site inventory, new site construction, capacity augmentation and new customer equipment integration. He joined us in September 1996. From 1987 to 1996, Mr. Zahn worked for 360 Communications (formerly Sprint Cellular and Centel Cellular) where he held a variety of positions including Project Manager, Transmission Engineer, Radio Frequency Engineering Supervisor and Traffic Engineering Manager. His last management position with that company was Director of Engineering where he was responsible for a capital program related to the construction of cellular transmission towers and the associated communications network. Mr. Zahn earned his degrees in Bachelor of Science in Electrical Engineering Technology and an Associate in Applied Electronic Communications Engineering Technology from the Milwaukee School of Engineering.

DECKER A. TODD. Mr. Todd has served as Pinnacle's Assistant Secretary and Controller since January, 1998. Mr. Todd also served as Pinnacle's Treasurer until October 1, 1999. Prior to joining Pinnacle, Mr. Todd was the Director of Operations of Progressive Business Solutions, Inc. (October 1996 through October
1997) and as Vice President of Finance, Chief Financial Officer, Secretary and Director of Check Express, Inc. (October 1993 through February 1996). From 1984 to 1993 Mr. Todd was an accountant serving in various capacities with Price Waterhouse, LLP.

CHRISTINE SHIRLEY. Ms. Shirley has served as Pinnacle's Vice President and Treasurer since October 1, 1999. Prior to joining Pinnacle, Ms. Shirley served as Vice President of Finance of Riscorp, Inc. (November 1991 through April
1998), Chief Financial Officer of Spartan Premier, Inc. (June 1998 through January 1999) and as an Independent Consultant (January 1999 through September
1999).

DAVID KOEHLER. Mr. Koehler joined the Company as the Vice President of Finance in September, 1999. Previously, Mr. Koehler was the Chief Financial Officer of Fauquier Bank: a Virginia based commercial bank from 1994 to 1999. Prior to 1994, Mr. Koehler served four years as Vice President with Crestar Security Corporation's investment banking division. Additionally, he worked in Price Waterhouse's and Ernst & Young's consulting practices. He graduated in 1984 with a Bachelor of Science from Old Dominion University with majors in accounting, finance, and management information services. He is a Certified Public Accountant in Virginia.

MARTIN ALVAREZ. Mr. Alvarez is primarily responsible for our Information Technology and Services. Prior to joining us in June 1997, Mr. Alvarez was a Senior Manager in the Management Consulting Services division of Price Waterhouse LLP. Mr. Alvarez has been involved with the growth and management of Information Technology and Services at Pinnacle since April of 1996. His experience includes work for a variety of industries that include telecommunications, entertainment, manufacturing and utilities, among other industries. Mr. Alvarez's experience includes management of various technology areas, systems development and implementation, systems programming, effectiveness evaluation and strategic planning. Mr. Alvarez earned his degree in Bachelor of Science in Engineering Science, Computer Science Option from the University of South Florida.

ANDREW BANKS. Mr. Banks is Chairman of ABRY Holdings Co. Previously, Mr. Banks was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1986 until 1988, he shared significant responsibility for the firm's media practice. Mr. Banks is presently a director (or the equivalent) of Muzak, LLC and U.S. Telemetry, Inc. Mr. Banks is a graduate of Harvard Law School, a Rhodes Scholar holding a Master's degree from Oxford University and a graduate of the University of Florida.

G. PETER O'BRIEN. Mr. O'Brien recently retired as a managing director of Merrill Lynch, Pierce, Fenner & Smith Incorporated after working in the Equity Capital Markets area for 28 years. Mr. O'Brien is presently a member of the Board of the Legg Mason Family of Mutual Funds and a member of the Colgate University Board of Trustees. Mr. O'Brien is a graduate of the Columbia Business School and a graduate from Colgate University.

J. CLARKE SMITH. Mr. Smith has been Vice President - Finance and Administration, Chief Financial Officer and Treasurer of Aerial Communications, Inc. ("Aerial") since November, 1995. He has served as a Director of Aerial since February, 1996. Prior to that, he was President and Chief Executive Officer of Mortgage Edge Corporation from 1993 to 1995 and President of Sears Savings Bank from 1989 to 1993.

ROYCE YUDKOFF. Mr. Yudkoff is a partner in ABRY Capital and President and Chief Executive Officer of ABRY Partners Co. Previously, Mr. Yudkoff was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1985 through 1988, he shared significant responsibility for the firm's media practice. Mr. Yudkoff is presently a director (or the equivalent) of Quorum Broadcast Holdings Inc., Nexstar Broadcasting Group, LLC, Audio Communications Network, LLC, Metrocall, Sullivan Broadcasting Company, Inc., Avalon Cablevision and Muzak, LLC. He graduated as a Baker Scholar from the Harvard Business School and is an honors graduate of Dartmouth College.

                          BOARD MEETINGS AND COMMITTEES

     During 1999, the Board held a total of ____ meetings and took action by written consent ____ times. No director attended fewer than 75% of the aggregate of either (1) the total number of Board meetings that were held during the period for which he was a director or (2) the total number of committee meetings of the Board on which he served that were held during the period for which he was a director. The Board currently has a Compensation Committee, Executive Committee and an Audit Committee; however, it currently has no nominating committee or other committee performing similar functions.

o COMPENSATION COMMITTEE. Pinnacle's Compensation Committee consists of Mr. Yudkoff, Mr. O'Brien and Mr. Smith. The Compensation Committee establishes the compensation of Pinnacle's executive officers. The Compensation Committee also administers Pinnacle's Stock Incentive Plan and determines the amount, exercise price and vesting schedules of stock options awarded thereunder.

o AUDIT COMMITTEE. Pinnacle's Audit Committee consists of Mr. Yudkoff, Mr. O'Brien and Mr. Smith. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the accountants, reviews the independence of the accountants, considers the range of audit and non-audit fees and reviews the adequacy of Pinnacle's internal accounting controls. The Audit Committee is also responsible for the review of transactions between Pinnacle and any affiliate or entity in which a Company affiliate has a material interest.

o EXECUTIVE COMMITTEE. Pinnacle's Executive Committee consists of Mr. Wolsey, Mr. Clarke and Mr. Yudkoff. The Executive Committee has the authority to act in place of the Board on all matters that would otherwise come before the Board, except for such matters that are required by law or by Pinnacle's certificate of incorporation or bylaws to be acted upon exclusively by the Board..

                            COMPENSATION OF DIRECTORS

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board and committees of the Board. Directors who are employees of Pinnacle do not receive any fee in addition to their regular salary for serving on the Board. Directors who are affiliated with our largest stockholder, ABRY II, do not receive any fee, but are eligible to participate in Pinnacle's Stock Incentive Plan. Non-employee directors who are unaffiliated with ABRY II generally receive an annual fee of approximately $25,000 for each full year on the Board; plus $1,000 for each Board meeting attended; an additional $1,000 for each Committee meeting attended, if such meeting occurs on a day other than the day the Board meets; and are eligible to participate in Pinnacle's Stock Incentive Plan.

                             EXECUTIVE COMPENSATION

     Under rules established by the SEC, Pinnacle is required to provide certain information concerning total compensation earned or paid to: (1) the Chief Executive Officer of Pinnacle and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 1999 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the Named Executive Officers.


                                                 ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                           -------------------------------  -----------------------------------------------
                                                                  OTHER                                             ALL
                                                                  ANNUAL    RESTRICTED SECURITIES                  OTHER
                                                                 COMPEN-      STOCK    UNDERLYING      LTIP       COMPEN-
NAME AND PRINCIPAL POSITION (1)   YEAR     SALARY($)  BONUS($)  SATION ($)  AWARDS ($) OPTIONS (#)  PAYOUTS ($)  SATION ($)
-------------------------------  ------   ----------  --------  ----------  ---------- -----------  -----------  ----------

Robert Wolsey.................    1999      284,124   100,000
   Director, President and        1998      230,731    70,000           --                               --           --
   Chief Executive Officer        1997      156,000    30,000  $ 6,500 (2)         --         --         --           --

Steven Day....................    1999      189,449    75,000
   Director, Vice President,      1998      153,808    15,000           --         --         --         --           --
   Secretary and                  1997      131,250        --           --   $ 10,000         --         --           --
   Chief Financial Officer

David Zahn....................    1999      145,954    20,000
   Vice President of Operations   1998      129,453    15,000           --         --         --         --           --
                                  1997      126,260        --           --         --         --         --           --

Ben Gaboury...................    1999      168,487    75,000
   Vice President of Sales and    1998      129,453    15,000           --         --         --         --           --
   Marketing                      1997      126,094        --           --         --         --         --           --

James Dell'Apa................    1999      238,008    50,000
   Manager of Acquisitions        1998      200,000    50,000           --         --         --         --           --
                                  1997      156,248        --           --         --         --         --           --

-----------------------
(1)   See also, "Employment Agreements."
(2)   Amount of reimbursement for payment of income taxes.

EMPLOYMENT AGREEMENTS

     Pinnacle has entered into employment agreements (the "Employment Agreements") with each of Messrs. Wolsey, Dell'Apa and Day (the "Principal Employees"). The terms of the Employment Agreements are substantially similar. The Employment Agreements provide that each of the Principal Employees will be employed by Pinnacle until his resignation, death or disability or other incapacity, or until terminated by Pinnacle. Under the Employment Agreements, each of the Principal Employees will receive, among other things, (1) an annual base salary and (2) other benefits as described in the Employment Agreements (including all employee benefit plans and arrangements that are generally available to other employees). Each of the Employment Agreements includes noncompetition and nonsolicitation provisions restricting the respective employees' ability to engage in activities competitive with Pinnacle for a period of two years following termination of employment. In the event of the termination of an executive, the agreements provide for severance benefits including salary and health plan benefits for periods ranging from six to 18 months.

OPTION GRANTS DURING 1999

     The following table sets forth information as to stock options granted to all Named Officers during the 1999. These options were granted under our Stock Incentive Plan and, unless otherwise indicated, provide for vesting as to 20% of the underlying common stock one year after the date of grant, then 20% each year thereafter. Options were granted at an exercise price equal to or greater than 110% of the fair market value of our common stock on the date of grant. The amounts under "Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term" represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over their exercise price for the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.


                                                                                            POTENTIAL REALIZABLE
                                               PERCENT OF                                      VALUE AT ASSUMED
                                 NUMBER OF       TOTAL                                      ANNUAL RATES OF STOCK
                                SECURITIES      OPTIONS                                    PRICE APPRECIATION FOR
                                UNDERLYING    GRANTED TO      EXERCISE                             OPTION TERM
                                 OPTIONS     EMPLOYEES IN    PRICE PER     EXPIRATION   ---------------------------
            NAME                GRANTED(#)       1999          SHARE ($)      DATE          5% ($)         10% ($)
            ----              -------------  ------------   -------------  ----------   ------------   ------------
Robert Wolsey...........         192,525            6.5     $    14.00       2/18/09    $ 1,695,091    $  4,295,694
                                 500,000           17.0          16.50       6/04/09      5,188,381      13,148,375

Steven Day..............          50,000            1.7          14.00       2/18/09        440,226       1,115,620
                                 275,000            9.3          16.50       6/04/09      2,853,609       7,231,606

David Zahn..............         128,350            4.4          14.00       2/18/09      1,130,061       2,863,796
                                 225,000            7.6          16.50       6/04/09      2,334,771       5,916,769

Ben Gaboury.............         128,350            4.4          14.00       2/18/09      1,130,061       2,863,796
                                 325,000           11.0          16.50       6/04/09      3,372,447       8,546,444

James M. Dell'Apa.......         128,350            4.4          14.00       2/18/09      1,130,061       2,863,796
                                 275,000            9.3          16.50       6/04/09      2,853,609       7,231,606


OPTION EXERCISES DURING 1999 AND YEAR END OPTION VALUES

     There were no stock options exercised during the last year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Pinnacle's Compensation Committee is currently composed of Mr. Yudkoff, Mr. O'Brien and Mr. Smith. No current or former member of the Compensation Committee is currently or was formerly an officer or an employee of Pinnacle or its subsidiaries.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     THE COMMITTEE'S RESPONSIBILITIES: The Compensation Committee of Pinnacle's Board (the "Committee") has responsibility for setting and administering the policies which govern executive compensation. The Committee is composed entirely of outside directors. Reports of the Committee's actions are presented to the full Board. The purpose of this report is to summarize the philosophical principals, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the compensation of Pinnacle's executive officers.

     COMPENSATION PHILOSOPHY: The Committee has approved principals for the management compensation program which:

     o encourage the development and the achievement of strategic objectives that enhance long-term stockholder value,
     o attract, retain and motivate key personnel who contribute to long-term success of Pinnacle, and
     o provide a compensation package that recognizes individual contributions and Company performance.

     COMPENSATION METHODOLOGY: Pinnacle strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. The Committee reviews market data and assesses Pinnacle's competitive position for three components of executive compensation:

     o     base salary,
     o     annual incentives, and
     o     long-term incentives.

To assist in benchmarking the competitiveness of its compensation programs, we use PricewaterhouseCoopers LLP ("PWC"), a nationally recognized public accounting firm. PWC has utilized a number of national compensation surveys and has provided data for companies of similar size to Pinnacle, as well as specific analysis of the compensation information contained in the proxy statements of a number of companies in the same industry as Pinnacle.

      COMPONENTS OF COMPENSATION:

      o BASE SALARY. Base salary for all executive officer positions is targeted to be competitive with the average salaries of comparable executives at tower industry companies of similar size and is also intended to reflect consideration of an officer's experience, business judgment, and role in developing and implementing overall business strategy for Pinnacle. The Committee believes that Pinnacle's compensation of executive officers falls within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors, and no specific formula is applied to determine the weight of each factor.

      o BONUSES. Bonuses for executive officers are intended to reflect Pinnacle's belief that a significant portion of the annual compensation of the executive should be contingent upon the performance of Pinnacle, as well as the individual's contribution. Bonuses are paid on an annual basis and are based on qualitative and subjective factors, including the earnings before interest, depreciation and amortization of Pinnacle, business development, operational performance and other measures of performance appropriate to the officer compensated.

      o LONG-TERM INCENTIVES. Pinnacle utilizes stock options as long-term incentives to attract and retain key personnel or reward exceptional performance. Stock options are granted periodically by the Stock Option Committee and are based on both qualitative and subjective factors. Options are granted with an exercise price equal to the fair market value of Pinnacle's Common Stock on the last market trading day prior to the date of determination (determined in accordance with the option plan) and grants made during the last year vest over a period of 60 months. This is designed to create an incentive to increase stockholder value over the long-term since the options will provide value to the recipient only when the price of the stock increases above the exercise price.

CHIEF EXECUTIVE OFFICER COMPENSATION: The base salary of Mr. Wolsey was increased to be competitive with the average salaries of comparable executives at companies of similar size, based on the findings of the PWC report, and to reflect the overall operating performance of Pinnacle during 1999. The Compensation Committee also awarded a bonus to Mr. Wolsey based upon certain subjective factors and the overall operating performance of Pinnacle during 1999.

     IRS Limits on Deductibility of Compensation: Section 162(m) of the Internal Revenue Code of 1986, as amended, with certain exceptions, limits Pinnacle's tax deduction for compensation paid to Named Executives to $1,000,000 per covered executive year. Pinnacle expects no adverse tax consequences under Section 162(m) for 1999.

                                       By the Compensation Committee

                                       Royce Yudkoff
                                       Peggy Koenig

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

STOCKHOLDERS AGREEMENT

     The principal stockholders of Pinnacle (ABRY II and Messrs. Wolsey, Dell'Apa and Day) were parties to a Stockholders Agreement. The Stockholders Agreement was terminated in connection with our Initial Public Offering ("IPO"). The Stockholders Agreement gave such stockholders the preemptive right, with respect to some exceptions, to acquire their pro rata share of future issuances of capital stock of Pinnacle. The following issuances were exempt from this preemptive right: (1) to any employee of Pinnacle; (2) in connection with any acquisition of merger; (3) pursuant to a public offering; (4) upon the exercise, conversion, or exchange of any option or convertible security; (5) of up to a total of 200,000 shares of the previously existing Class A common stock to ABRY II at a price of $100 per share; (6) as a part of any recapitalization or reorganization; (7) upon the conversion of the previously existing Class D common stock into Class C common stock; and (8) as a distribution to stockholders in the form of securities of Pinnacle. The Stockholders Agreement also provided that ABRY II would make a capital contribution of up to an aggregate of $50 million.

     Parties to the Stockholders Agreement had certain rights and obligations in connection with (1) a sale by ABRY II of shares in Pinnacle, (2) a sale of Pinnacle, and (3) a reorganization or recapitalization of Pinnacle in anticipation of a sale of Pinnacle or a public offering. In the case of a sale by ABRY II of shares in Pinnacle, the other stockholders party to the Stockholders Agreement would have had the right to participate pro rata in such a sale. In the case of a sale of Pinnacle approved by its stockholders or a reorganization or recapitalization in anticipation of a sale or a public offering, stockholders party to the Stockholders Agreement would have had the obligation to participate in such transaction.

     The Stockholders Agreement also governed the vesting of the Class D common stock issued to certain executives and employees of Pinnacle. Pursuant to the Stockholders Agreement, all shares of the previously existing Class D common stock issued and outstanding would have automatically vested and converted into the previously existing Class C common stock upon the consummation of a public stock offering (and thereafter converted into common stock). The Stockholders Agreement also provided for certain put and call rights among Pinnacle and certain of its stockholders with respect to the previously existing Class B common stock and the previously existing Class D common stock upon the termination of employment or death of Messrs. Wolsey, Dell'Apa or Day.

ABRY BRIDGE LOANS

     Previously, under our credit facility, we were permitted to borrow money, from time to time, from our principal stockholder, ABRY II, to help us finance certain acquisitions. The maximum aggregate amount of such loans could not exceed $15 million. In February 1998, we entered into a bridge loan with ABRY II to borrow $12.5 million to partially finance the Southern Towers Acquisition. This bridge loan was repaid in full in March 1998 with proceeds from the offering of the Existing Notes. In April and September of 1998, ABRY II advanced to us a total of $15 million to partially finance the MobileMedia Acquisition and certain other acquisitions. These bridge loans were repaid in full in February 1999 with proceeds from the IPO.

     The amounts outstanding under these bridge loans bore interest at the rate of 9.0% per annum. Interest and principal were payable within one year from the date of the related borrowing.

RECAPITALIZATION AGREEMENT

     In connection with the IPO, the parties to the Stockholders Agreement entered into a recapitalization agreement (the "Recapitalization Agreement") to effect the conversion of all of our outstanding shares of each of the five classes of our common stock into shares of a single class of common stock (the "Common Stock"). Our certificate of incorporation was amended immediately prior to the consummation of the IPO to eliminate the multiple classes of our common stock and to create the now single class of common stock. All of the outstanding shares of all classes of our common stock, other than Class D common stock, were converted into approximately 8,571,309 shares of common stock and all of the shares of Class D common stock were converted into approximately 1,428,691 shares of common stock.

     Pursuant to the Recapitalization Agreement, we collectively paid the holders of the outstanding shares of our Class A, Class B and Class E common stock (prior to the above described conversion) approximately $38.9 million with proceeds from the IPO. This amount equaled the amount of preferences these shares were entitled to over the other classes of our common stock. In addition, we collectively paid the holders of the outstanding shares of our Class A common stock (prior to the above described conversion) approximately $4.8 million with proceeds from the IPO. This amount equaled the amount of yield these shares had accrued from the date of their issuances through September 30, 1997 pursuant to our certificate of incorporation before giving effect to the amendment relative to the conversion of those shares as described above.

JUNIOR PREFERRED STOCK

     In September 1998, ABRY/Pinnacle, Inc., an affiliate of ABRY II, purchased
32.5 shares of Series B Junior Preferred Stock (the "Junior Preferred Stock") with a liquidation preference of $32.5 million. The proceeds of the sale of the Junior Preferred Stock were used to partially finance the MobileMedia Acquisition. In December 1998, ABRY/Pinnacle Inc. purchased an additional 26.2 shares of Junior Preferred Stock with a liquidation preference of $26.2 million. The proceeds of the sale of those shares were used to partially pay down our credit facility. Proceeds from the IPO were used to redeem the Junior Preferred Stock.

PINNACLE TOWERS II INC.

     In November 1997, certain Pinnacle stockholders formed Pinnacle Towers II Inc. ("PT II"). PT II is under common control with, and therefore is an affiliate of Pinnacle, because ABRY II and certain executives of Pinnacle control a majority of PT II stock. PT II was formed for the purpose of pursuing certain opportunities such as potential joint ventures and other businesses related to the tower rental industry.

     In November 1997, Pinnacle sold to PT II, for approximately $2.2 million, certain of its towers and projects-in-progress. Effective April 30, 1998, Pinnacle repurchased all of those assets from PT II. Currently, PT II has minimal assets and is an inactive company.

PINNACLE TOWERS III INC.

     Following the closing of Pinnacle's acquisition of approximately 1,858 communications sites from Motorola, Inc., we transferred a portion of the rooftop communication sites we acquired from Motorola, Inc. to Pinnacle Towers III Inc. ("PT III"), a corporation in which we own substantially all of the equity interests, in exchange for $9.8 million of convertible preferred stock and a $39.2 million convertible promissory note, in order to minimize the risk that the ownership of or income from such assets might negatively affect our qualification as a Real Estate Investment Trust ("REIT"). In January, 2000, in two separate transactions, we transferred additional rooftop communications sites to PT III in exchange for $206,501 of convertible preferred stock and a $826,005 convertible promissory note in the first deal and in exchange for $2,716,000 of convertible preferred stock and a $8,701,000 convertible promissory note in the second deal, in order to minimize the risk that the ownership of or income from such assets might negatively affect our qualification as a REIT. In connection with each of those transfers, we agreed to make our personnel, facilities and general and administrative overhead available to PT III with the cost thereof to be reimbursed to us by PT III. Messrs. Day and Wolsey, each executive officers of Pinnacle, currently own approximately 91% of the outstanding voting stock of PT III, which represents a very limited portion of the overall equity capital of PT III. Pinnacle anticipates transferring additional communication sites, to PT III, in order to minimize the risk that ownership of or income from such assets might negatively affect our qualification as a REIT.

MANAGEMENT INDEBTEDNESS

     In 1998, we had a loan receivable from Mr. Dell'Apa, an executive officer, in the amount of $94,000. The loan to Mr. Dell'Apa was secured by a mortgage on certain real property and by a pledge of all of Mr. Dell'Apa's Class D common stock of Pinnacle. The loan bore interest payable quarterly at a rate equal to Pinnacle's bank rate less 600 basis points. This loan was repaid in August 1998.

CAPITAL CONTRIBUTION AGREEMENT

     We entered into a capital contribution agreement with ABRY II and NationsBank of Texas, N.A. on February 26, 1998, and amended the agreement in January 1999 (as amended, the "Capital Contribution Agreement"), pursuant to which ABRY II agreed to make capital contributions to us, up to an aggregate capital contribution of $50.0 million, in an amount equal to (1) 100% of our general and administrative expenses and corporate development expenses and (2) the amount necessary to cure any payment or financial covenant default under our credit facility. From January 1, 1999 through the Company's IPO on February 19, 1999, $37.2 million remained outstanding under the Capital Contribution

Agreement, which was terminated on February 19, 1999 and paid in full with proceeds from the IPO. In addition, ABRY II has guaranteed an additional $3.9 million of other Company debt that remains outstanding.

MANAGEMENT AND CONSULTING SERVICES AGREEMENT

     We entered into a Management Services and Consulting Agreement with ABRY II as of April 17, 1995, pursuant to which we pay up to $75,000 per year plus reimbursable expenses in exchange for certain consulting services. We paid approximately $78,166, $834,192 and $232,500 for such services and expenses for the years ended December 31, 1997, 1998 and 1999, respectively. The Management Services and Consulting Agreement was terminable at any time by either party with prior written notice. On or about February 19, 1999, the Management and Consulting Services Agreement was terminated.

REGISTRATION RIGHTS AGREEMENT

     Our principal stockholders (ABRY II and Messrs. Wolsey, Dell'Apa and Day) entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which ABRY II and its assigns may require us, subject to certain conditions and limitations, to register with the SEC in accordance with the Securities Act of 1933, as amended (the "Securities Act") all or part of the shares of our common stock currently owned by ABRY II at the request of the holders of a majority of such shares of common stock. If we propose to file on our own behalf or on behalf of any holders of our equity securities a registration statement under the Securities Act, then we are required, subject to certain conditions and limitations, to give notice thereof to the parties to the Registration Rights Agreement and to offer to include such parties shares of common stock in such registration. We may not cause any registration statement to be declared effective by the SEC within 180 days after the effective date of any other registration statement registering our equity securities. We are generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, an independent auditor. The Board of Directors is scheduled to select, later this year, the independent auditor to perform the audit for the Company for the current year ending December 31, 2000, accordingly, no independent accountant has yet been selected for the current year. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting of stockholders in order to make a statement if they desire and to be available to respond to appropriate questions.

                                  OTHER MATTERS

ADDITIONAL MATTERS

     Pinnacle knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Pinnacle may recommend.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to fill-in, date, execute and return, at your earliest convenience, the accompanying proxy card in the enclosed envelope.

                                       THE BOARD OF DIRECTORS OF
                                       PINNACLE HOLDINGS INC.

Sarasota, Florida
March 28, 2000

                                   DETACH HERE

                             PINNACLE HOLDINGS INC.

                        PROXY SOLICITED BY THE BOARD FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Robert Wolsey and Steven Day, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Pinnacle Holdings Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Pinnacle Holdings Inc., to be held at the Hyatt Sarasota, located at 1000 Boulevard of the Arts, Sarasota, Florida 34236 on May 2, 2000, at 10:00 a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                           ---------------------
                                                                SEE REVERSE
                                                                   SIDE
                                                           ---------------------

                                   DETACH HERE

      PLEASE MARK
[X]   VOTES AS IN
      THIS EXAMPLE.

      THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3 AND 4, AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


1.    Election of Directors.                                                               FOR     AGAINST  ABSTAIN
                                                                                         ---------------------------
NOMINEES:        Robert Wolsey, Steven Day, Andrew          2.  To approve an amendment    [  ]     [  ]     [  ]
                 Banks, G. Peter O'Brien, J. Clarke Smith       to Pinnacle's
                 and Royce Yudkoff                              Certificate of
                                                                Incorporation to
                                                                increase the
            [  ] FOR            [  ] WITHHELD                   number of
                 ALL                 FROM ALL                   authorized shares
                 NOMINEES            NOMINEES                   of common stock from
                                                                100,000,000 shares to
[  ]                                                            150,000,000 shares.
---------------------------------------------------------
For all nominees except as noted on the line above          3.  To approve an amendment    [  ]     [  ]     [  ]
                                                                to the Pinnacle Holdings
                                                                Inc. Stock Incentive Plan
                                                                to increase the shares
                                                                reserved for issuance
                                                                under the plan from
                                                                3,000,000 shares to
                                                                5,000,000 shares.

                                                            4.  With discretionary         [  ]     [  ]     [  ]
                                                                authority on such other
                                                                matters as may properly
                                                                come before the Annual
                                                                Meeting.


                          MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING [ ]

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                                       The Annual Meeting may be held as
                                       scheduled only if a majority of the
                                       shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

                                       Please date and sign exactly as your
                                       name(s) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.


DATED: ______________________ 2000


______________________________________  _______________________________________
PLEASE MARK, SIGN, DATE AND RETURN THE  Signature
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE

______________________________________

                                        _______________________________________
                                                  Signature if held jointly